Exhibit 99.1

Rexford Industrial Announces Proposed Offering of Exchangeable

Senior Notes due 2027 and Exchangeable Senior Notes due 2029

LOS ANGELES, CA, March 25, 2024—Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR) today announced that its operating partnership, Rexford Industrial Realty, L.P. (the “operating partnership”), intends to offer, subject to market and other conditions, $500 million aggregate principal amount of exchangeable senior notes due 2027 (the “2027 notes”) and $500 million aggregate principal amount of exchangeable senior notes due 2029 (the “2029 notes” and, together with the 2027 notes, the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by Rexford Industrial. The operating partnership also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $75 million aggregate principal amount of 2027 notes and up to an additional $75 million aggregate principal amount of 2029 notes, in each case solely to cover over-allotments.

The notes will be senior, unsecured obligations of the operating partnership and will accrue interest payable semi-annually in arrears. The 2027 notes will mature on March 15, 2027, and the 2029 notes will mature on March 15, 2029, in each case unless earlier repurchased, exchanged or (in the case of the 2029 notes) redeemed. Noteholders will have the right to exchange their notes in certain circumstances and during specified periods. Exchanges will be settled in cash and, if applicable, shares of Rexford Industrial’s common stock.

The 2027 notes will not be redeemable at the operating partnership’s option before their maturity. The 2029 notes will be redeemable, in whole or in part (subject to certain limitations), for cash at the operating partnership’s option at any time, and from time to time, on or after May 20, 2027 and on or before the 41st scheduled trading day immediately before the maturity date of the 2029 notes, but only if the last reported sale price per share of Rexford Industrial’s common stock exceeds 130% of the exchange price of the 2029 notes for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the 2029 notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “fundamental change” under the notes occur, then, subject to a limited exception, noteholders may require the operating partnership to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The notes of each series will be entitled to the benefits of a registration rights agreement pursuant to which Rexford Industrial will agree to register the resale of the shares of Rexford Industrial’s common stock, if any, deliverable upon exchange of the notes of such series under the Securities Act.

The interest rate, initial exchange rate and other terms of each series of notes will be determined at the pricing of the offering.

The operating partnership intends to use the net proceeds from the offering to fund future acquisitions, to fund its development or repositioning/redevelopment activities and for general corporate purposes.

The offer and sale of the notes, the guarantees and any shares of Rexford Industrial’s common stock deliverable upon exchange of the notes have not been registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. Although the operating partnership and Rexford Industrial intend to enter into a registration rights agreement pursuant to which Rexford Industrial will agree to file a resale registration statement under the Securities Act covering the resale of shares of Rexford Industrial’s common stock, if any, deliverable upon exchange of the notes, the registration rights agreement will contain significant limitations, and a resale registration statement may not be available at the time investors wish to resell the shares of Rexford Industrial’s common stock, if any, deliverable upon exchange of their notes. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of Rexford Industrial’s common stock deliverable upon exchange of the notes, nor will there be any sale of the notes or any such shares of Rexford Industrial’s common stock, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Rexford Industrial

Rexford Industrial creates value by investing in, operating and redeveloping industrial properties throughout infill Southern California, the world’s fourth largest industrial market and consistently the highest-demand, lowest supply market in the nation. The Company’s highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. Rexford Industrial’s high-quality, irreplaceable portfolio comprises 374 properties with approximately 46.1 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust (REIT) listed on the New York Stock Exchange under the ticker “REXR,” Rexford Industrial is an S&P MidCap 400 Index member.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the proceeds. Forward-looking statements represent Rexford Industrial’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Rexford Industrial’s common stock and risks relating to Rexford Industrial’s business, including those described in periodic reports that Rexford Industrial files from time to time with the U.S. Securities and Exchange Commission. Rexford Industrial may not consummate the proposed offering described in this press release and, if consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Rexford Industrial does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact:

investorrelations@rexfordindustrial.com